Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ValueClick, Inc. of our report dated February 19, 2004 relating to the financial statements and financial statement schedule of ValueClick, Inc., which appears in ValueClick, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers, LLP
Los Angeles, California
October 14, 2005